UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 23, 2011

Commission file number 001-33606

VALIDUS HOLDINGS, LTD.

(Exact name of registrant as specified in its charter)

BERMUDA	98-0501001
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

29 Richmond Road, Pembroke, Bermuda HM 08

 (Address of principal executive offices)

Registrant’s telephone number, including area code: (441) 278-9000

Not Applicable

 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐         Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐         Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01         Entry into a Material Definitive Agreement.

On November 23, 2011, Validus Holdings, Ltd. (“Validus Holdings”), as Guarantor, and its wholly-owned subsidiary, Talbot Holdings Ltd. (“Talbot Holdings”), as Borrower, entered into an Amendment Letter (the “Amendment Letter”) relating to its $25 million Funds-at-Lloyd’s Standby Letter of Credit Facility (the “Facility”) to include the requirement that Validus Holdings and its subsidiaries initially maintain a minimum level of consolidated net worth of at least $2,589,615,000, and commencing with the fiscal quarter ending December 31, 2011, to be increased quarterly by an amount equal to 50% of our consolidated net income (if positive) for such quarter plus 50% of any net proceeds received from any issuance of common shares by Validus Holdings during such quarter.  The Facility defines net worth to include preferred and preference securities and “hybrid” securities (which includes Validus Holdings’ Junior Subordinated Deferrable Debentures). The Facility was provided and arranged by Lloyds TSB Bank plc and ING Bank N.V., London Branch.

The Amendment Letter is attached hereto as Exhibit 10.1 and incorporated by reference herein.

Item 9.01.        Financial Statements and Exhibits.

(d)      Exhibits. The following exhibits are filed herewith:

Exhibit No.	Description

10.1

Amendment Letter dated as of November 23, 2011 relating to a $25 million Standby Letter of Credit Facility dated as of 28 November 2007, among Talbot Holdings Ltd., as Borrower, Validus Holdings, Ltd., as Guarantor, Lloyds TSB Bank plc, as joint Mandated Lead Arranger, Agent, and Security Trustee, and ING Bank N.V., London Branch, as joint Mandated Lead Arranger, as amended and restated on November 18, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 29, 2011

VALIDUS HOLDINGS, LTD. (Registrant)

By:	/s/ Joseph E. (Jeff) Consolino

Name:	Joseph E. (Jeff) Consolino
Title:	President & Chief Financial Officer